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                           TRIPLE S PLASTICS, INC.
              (Name of Registrant as Specified in its Charter)

        ____________________________________________________________
             (Name of Person(s) Filing Proxy Statement, if other
                            than the Registrant)

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                             ** PRESS RELEASE **

   EIMO OYJ STOCK EXCHANGE RELEASE 14.07.2000 09:00

   EIMO AND TRIPLE S PLASTICS TO MERGE CREATING GLOBAL SUPPLIER OF ADVANCED PLASTICS AND SOLUTIONS TO MOBILE COMMUNICATIONS INDUSTRY

   LAHTI, FINLAND, VICKSBURG, MICHIGAN, July 14, 2000. -- EIMO OYJ (HEX:EIMAV) and TRIPLE S PLASTICS, INC. (NASDAQ:TSSS) announced today that they have entered into a formal merger agreement to create a global manufacturing company focused on serving the mobile communications industry and other high growth industries. The merger unites Eimo's expertise in automation technologies, in-mold decorating and advanced finishing with Triple S' expertise in state-of-the-art injection molding and manufacturing efficiencies. Both companies have a history of bringing highly technical capabilities and solutions to their respective client bases.

   Among the many expected benefits of the merger are opportunities for the combined company to offer more extensive global service to existing customers, to combine respective advanced R & D technologies and skills and to share resources such as tool and automation manufacturing, which are expected to offer substantial revenue synergies to the business.

   The combined company will be among the world leaders in supplying mobile communications manufacturers with plastic parts and related services. With combined revenue and operating income of EUR 178 million (USD 169 million) and EUR 24 million (USD 23 million) respectively for the latest fiscal year, the company will be well placed to supply the world's largest mobile communications equipment manufacturers. The combined company will employ approximately 1,500 people at plants in North America and Europe, serving leading global telecommunications clients including Alcatel, Elcoteq, Ericsson, Flextronics, Lucent, Motorola, NEC, Nokia, Philips and Siemens.

   Due to the significant growth in the U.S. market the combined company's sales during the next 12 months are estimated to grow faster than Eimo's European sales. Based on the significant profitability increases anticipated at Triple S, both from the growth of its ongoing

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   business with increasing focus on mobile communications and through the added benefits of the merger, the merger is projected to have a positive impact on Eimo's earnings per share starting in 2001. Total one-time costs due to the merger are expected to be approximately EUR 1 million (USD 1 million) for Eimo and EUR 2.5 - 5 million (USD 2.5 - 5 million) for Triple S. The companies have agreed that if either one of the parties withdraws from the merger under certain conditions, a termination fee of up to USD 6.4 million plus expenses will be payable to the other side.

   Under the terms of the merger agreement Triple S shareholders will receive a certain number of Eimo shares in the form of American Depositary Receipts (ADR's) based on an agreed upon exchange ratio. The final exchange ratio at closing will be determined using the average closing prices of Eimo's shares in USD on the Helsinki Stock Exchange calculated using a 15 trading day period ending 3 days prior to closing. In the event the average price is greater than USD 6.94 the exchange ratio will be set at 4.85 in which case Eimo will issue a minimum of approximately 23,173,300 ordinary shares (Series A) based on the number of issued and outstanding Triple S shares and options. In the event the average price is less than USD 5.00 the exchange ratio will be set at 5.70 in which case Eimo will issue a maximum of approximately 27,234,600 shares based on the number of issued and outstanding Triple S shares and options. In the event the average price falls between USD 6.94 and USD 5.00 a formula will be used to determine the exchange ratio where the total transaction value will range between approximately USD 136 million and USD 161 million. After the exchange of shares, the holders of the shares and options of Triple S are expected to own between 33% to 37% of the total shares and options of Eimo. As a part of the agreement, all Eimo Series K shares (20 votes each) will be converted one-for-one into ordinary shares (1 vote each), resulting in a single series of common stock.
   In connection with the merger, Eimo will apply for a listing of its ADRs on the Nasdaq National Market.

   The acquisition is subject to approval by the stockholders of Triple S and Eimo and certain government entities and agencies. The agreement will be presented for approval at shareholders' meetings of both companies with closing currently anticipated to occur before the end of the year. The merger is intended to be tax free to the shareholders of Triple S and is intended to be accounted for as a pooling-of-interests under Finnish GAAP.

   Eimo and Triple S have pursued similar business strategies in the past few years. Both have focused extensively on serving the mobile communication market. Both companies have a long-standing reputation for quality services such as mold design and manufacture, injection molding as well as advanced value added processing of plastic components. Prior to the merger agreement, the two companies have successfully worked together on several customer-initiated joint projects.


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   Commenting on the acquisition, Mr. Jalo Paananen, Chairman of Eimo, said, "The Triple S acquisition gives us an entirely new strategic posture. It is our objective to become the leading global provider of precision plastic components for the mobile communications industry, and to provide top-quality plastic products to other major industries where there is a premium on the ability to deliver highly technical solutions and advanced materials. By partnering with Triple S Plastics, we believe we are significantly better-positioned to meet that goal." In addition, he stated that the Eimo strategic plans include establishing production facilities in Asia and elsewhere in the Americas, either through the development of its own facilities, additional acquisitions or a combination thereof.

   Mr. A. Christian Schauer will remain as CEO of Triple S and head of the U.S. operations. He will also be nominated for election to the combined Board of Directors of Eimo to serve on the Board following the merger. "We're excited to gain greater capacity to reach customers worldwide," Mr. Schauer said. "We're proud of our reputation for manufacturing top-quality plastic parts in North America and I believe we complement Eimo's work in Europe and Asia."

   Paananen and Schauer also announced the combined company will be led by a new President and Chief Executive Officer, Mr. Heikki Marttinen whose appointment was confirmed yesterday by Eimo's Board. Company officials also said they don't expect to cut staff or close facilities. Rather, they believe the combined company will ultimately grow and add personnel and manufacturing facilities. The company's headquarters will be in Lahti, Finland.

   Mr. Daniel B. Canavan and Mr. Victor V. Valentine, Jr., each of whom is a member of the Triple S management team and a principal shareholder of Triple S, will also continue in their capacities as executives of Triple S after the merger. Messrs. Schauer, Canavan, Valentine, and Mr. David L. Stewart, the former CEO of Triple S, who together hold more than 50% of the common stock of Triple S, have agreed to vote their shares in favor of the merger. In addition, Jalo Paananen, Elmar Paananen, Annamari Jukko and Topi Paananen, all of whom are principal shareholders of Eimo and who hold directly an aggregate of 32% of the shares of Eimo, and 74% of the voting power of Eimo have agreed to vote their shares in favor of the merger. The principal shareholders named above of both companies, other than Mr. Stewart, have also entered into a lock-up agreement regarding their equity holdings in the companies, which agreements will only permit them, individually, in the case of Messrs. Schauer, Canavan and Valentine, and as a group, in the case of the four Paananen family members named above, to dispose of 30% of their individual holdings beginning on the completion of the merger, an additional 30% beginning 12 months after the completion of the merger, and the remainder of their shares beginning 24 months after the completion of the merger.

   Conventum Corporate Finance Oy has acted as financial advisor and Smith, Gambrell & Russell, LLP has acted as legal counsel to Eimo.

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   Pacific Crest Securities, Inc. has acted as financial advisor and
   Schiff Hardin & Waite has acted as legal counsel to Triple S.

   About Eimo:
   Eimo is a leading European manufacturer of injection molded precision plastic components for the mobile communications industry. Eimo, headquartered in Lahti, Finland, has production facilities at five sites in Finland, as well as in the Netherlands and expects to open a new production facility in Hungary later this year. Eimo had net sales of EUR 78 million (USD 74 million) in 1999 and employs approximately 700 people.

   About Triple S:
   Triple S is a full-service manufacturer of custom injection molded plastics, with over 60% of its sales going to the mobile communications industry. Triple S has manufacturing facilities in Texas, Michigan and New York in the U.S., had net sales of EUR 100 million (USD 95 million) in the year ended March 31, 2000 and employs approximately 750 people.

   Eimo will be hosting a news conference by Mr. Elmar Paananen, Executive Vice Chairman, in Hotel Kamp (Mirror Room), Pohjoisesplanadi 29, 00100 Helsinki, 14th July, 11:00 a.m. Finnish time. Slides of the news conference presentation will be available at the company's website www.eimo.com.

   Contacts:
   Elmar Paananen, Eimo Oyj
   Tel. + 358 500 503865
   www.eimo.com

   A. Christian Schauer, Triple S Plastics, Inc.
   Tel. + 1 616 327 2224
   www.tsss.com

   Investors are urged to read the information to be filed with the United States Securities and Exchange Commission in connection with the merger, including the proxy material to be sent to the holders of common stock of Triple S to solicit their approval of the Merger Agreement and the transactions contemplated thereby and the registration statement to be filed by Eimo on Form F-4 with respect to ordinary shares of Eimo to be issued in connection with the transaction, each of which will include a copy of the Merger Agreement as an exhibit. Such documents, when filed, will be available free of charge from the SEC website at www.sec.gov.

   This press release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. For certain information regarding these risks and uncertainties, reference is made

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   to Eimo's March 1999 Offering Circular for 5,000,000 share combined offering (copies of which are available from Eimo upon written request) and Triple S' Annual Report on Form 10-K for the year ended March 31, 2000.


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